EXHIBIT 4.1
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
June 12, 2006

3.375 shares	Warrant No. W-1
NEW ERA STUDIOS, INC.
STOCK PURCHASE WARRANT
Registered Owner: GARY FREEMAN
     This certifies that, for value received, New Era Studios, Inc., a Nevada corporation, the (“COMPANY”) grants the following rights to the Registered Owner, or assigns, of this Warrant:
     1. ISSUE. Upon tender (as defined in Section 5 hereof) to the Company, the Company, within three Business Days of the date thereof, shall issue to the Registered Owner, or assigns, up to the number of shares specified in Section 2 hereof of fully paid and nonassessable shares of Common Stock that the Registered Owner, or assigns, is otherwise entitled to purchase.
     2. NUMBER OF SHARES. The total number of shares of Common Stock that the Registered Owner, or assigns, of this Warrant is entitled to receive upon exercise of this Warrant (the “WARRANT SHARES”) is three and three hundred seventy-five thousandths (3.375) shares, subject to adjustment from time to time as set forth in Section 6 hereof. The Company shall at all times reserve and hold available sufficient shares of Common Stock to satisfy all conversion and purchase rights represented by this Warrant. The Company covenants and agrees that all shares of Common Stock that may be issued upon the exercise of this Warrant shall, upon issuance, be duly and validly issued, fully paid and nonassessable, free from all taxes, liens and charges with respect to the purchase and the issuance of the shares, and shall not have any legend or restrictions on resale, except as required by applicable securities laws.
     3. EXERCISE PRICE. The initial per share exercise price of this Warrant, representing the price per share at which the shares of stock issuable upon exercise of this Warrant may be purchased, is twenty thousand eight dollars and thirty-two cents ($20,080.32), subject to adjustment from time to time pursuant to the provisions of Section 6 hereof (the “EXERCISE PRICE”).

     4. EXERCISE PERIOD. This Warrant may be exercised from the date of execution of this Warrant up to and including January 26, 2011 (the “EXERCISE PERIOD”). If not exercised during this period, this Warrant and all rights granted under this Warrant shall expire and lapse.
     5. TENDER; ISSUANCE OF CERTIFICATES.
a.	This Warrant may be exercised, in whole or in part, by actual delivery of (a) an amount of cash equal to the product of the Exercise Price and the Warrant Shares to be purchased, (b) a duly executed Warrant Exercise Form, a copy of which is attached to this Warrant as EXHIBIT A, properly executed by the Registered Owner, or assigns, of this Warrant, and (c) by surrender of this Warrant. The Warrant Shares so purchased shall be deemed to be issued to the Registered Owner as of the close of business on the date on which this Warrant shall have been surrendered, the completed Warrant Exercise Form shall have been delivered and payment shall have been made for such shares as set forth above. The payment and Warrant Exercise Form must be delivered to the registered office of the Company either in person or as provided in Section 14 hereof.

b.	In lieu of physical delivery of the Warrant, provided the Company’s transfer agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Registered Owner and in compliance with the provisions hereof, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Warrant Shares to the Registered Owner by crediting the account of the Registered Owner’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission system. The time period for delivery described herein shall apply to the electronic transmittals described herein.

c.	Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Warrant Exercise Form, shall be delivered to the Registered Owner within a reasonable time, not exceeding three (3) Business Days, after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the Registered Owner and shall be registered in the name of the Registered Owner or such other name as shall be designated by such Registered Owner. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the Registered Owner a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.

     6. ADJUSTMENT OF EXERCISE PRICE; ADJUSTMENT OF SHARES.
a.	COMMON STOCK DIVIDENDS; COMMON STOCK SPLITS; REVERSE COMMON STOCK SPLITS. If the Company, at any time while this Warrant is outstanding, (a) shall pay a stock dividend on its Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, then (i) the Exercise Price shall be multiplied by a fraction the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this paragraph (6)(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b.	RIGHTS; WARRANTS. If the Company, at any time while this Warrant is outstanding, shall issue rights or warrants to all of the holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Exercise Price, the Exercise Price shall be multiplied by a fraction, the denominator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the Exercise Price. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants.

c.	SUBSCRIPTION RIGHTS. If the Company, at any time while this Warrant is outstanding, shall distribute to all of the holders of Common Stock evidence of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in paragraphs 6(a) and (b) above), then in each such case the Exercise Price at which the Warrant shall thereafter be exercisable shall be determined by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction, the denominator of which shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and the numerator of which shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith.

d.	ROUNDING. All calculations under this Section 6 shall be made to the nearest cent or the nearest l/l000th of a share, as the case may be.

e.	NOTICE OF ADJUSTMENT. Whenever the Exercise Price is adjusted pursuant to paragraphs 6(a), (b) or (c), the Company shall promptly deliver to the Registered Owner a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

f.	RECLASSIFICATION, ETC. If:
(i)	the Company shall declare a dividend (or any other distribution) on its Common Stock; or

(ii)	the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

(iii)	the Company shall authorize the granting to the holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

(iv)	the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property;
then the Company shall cause to be filed at each office or agency maintained for the purpose of exercise of this Warrant, and shall cause to be delivered to the Registered Owner, at least 15 Business Days prior to the applicable record or effective date hereinafter specified, a notice (provided such notice shall not include any material non-public information) stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; PROVIDED, HOWEVER, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

g.	ADJUSTMENT TO EXERCISE PRICE. If the Company, at any time while this Warrant is outstanding, takes any of the actions described in this Section 6(g), then, in order to prevent dilution of the rights granted under this Warrant, the Exercise Price will be subject to adjustment from time to time as provided in this Section 6(g).
(i)	ADJUSTMENT OF EXERCISE PRICE UPON ISSUANCE OF COMMON STOCK. If at any time while this Warrant is outstanding the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (other than shares of Common Stock issued or deemed to have been issued as consideration for an acquisition (including earn-out payments funded with Common Stock) by the Company of a division, assets or business (or stock constituting any portion thereof) from another person) for a consideration per share less than the Exercise Price in effect immediately prior to such issuance or sale, then immediately after such issue or sale, the Exercise Price then in effect shall be reduced to an amount equal to the consideration per share of Common Stock of such issuance or sale. For the purpose of determining the adjusted Exercise Price under this Section 6(g)(i), the following shall be applicable:
(A)	ISSUANCE OF OPTIONS. If at any time while this Warrant is outstanding the Company in any manner grants any rights or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (other than the shares of Common Stock deemed to have been issued by the Company in connection with an Approved Stock Plan or shares of Common Stock issued or deemed to have been issued as consideration for an acquisition (including earn-out payments funded with Common Stock) by the Company of a division, assets or business (or stock constituting any portion thereof) from another person) (such rights or options being herein called “OPTIONS” and such convertible or exchangeable stock or securities being herein called “CONVERTIBLE SECURITIES”) and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Exercise Price in effect immediately prior to such grant, then the Exercise Price shall be adjusted to equal the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities. No adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(B)	ISSUANCE OF CONVERTIBLE SECURITIES. If at any time while this Warrant is outstanding the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange (other than the shares of Common Stock deemed to have been issued by the Company in connection with an Approved Stock Plan or shares of Common Stock issued or deemed to have been issued as consideration for an acquisition (including earn-out payments funded with Common Stock) by the Company of a division, assets or business (or stock constituting any portion thereof) from another person) is less than the Exercise Price in effect immediately prior to issuance or sale, then the Exercise Price shall be adjusted to equal the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities. No adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Exercise Price had been or are to be made pursuant to other provisions of this Section 6(g)(i), no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

(C)	CHANGE IN OPTION PRICE OR RATE OF CONVERSION. If there is a change at any time in (i) the purchase price provided for in any Options, (ii) the additional consideration, if any, payable upon the issuance, conversion or exchange of any Convertible Securities or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, then the Exercise Price in effect at the time of such change shall be readjusted to the exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(D)	EFFECT ON EXERCISE PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Exercise Price under this Section 6(g)(i), the following shall be applicable:
(I)	CALCULATION OF CONSIDERATION RECEIVED. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Per Share Market Values of such security for the five (5) consecutive Trading Days immediately preceding the date of receipt thereof. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the registered owners of a majority of the Warrants then outstanding. If such parties are unable to reach agreement within thirty (30) days after the occurrence of an event requiring valuation

(the “VALUATION EVENT”), the fair value of such consideration will be determined within four (4) days of the thirtieth (30th) day following the Valuation Event by an Appraiser selected in good faith by the Company and agreed upon in good faith by the holders of a majority of the Warrants then outstanding. The determination of such Appraiser shall be binding upon all parties absent manifest error.

(II)	INTEGRATED TRANSACTIONS. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for an aggregate consideration of $.001.

(III)	TREASURY SHARES. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

(IV)	RECORD DATE. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(V)	CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this Section 6(g)(i) (subject to the exceptions stated therein) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price so as to protect the rights of the Registered Owner, or assigns, of this Warrant; provided, however, that no such adjustment will increase the Exercise Price as otherwise determined pursuant to this Section 6(g).
h.	ADJUSTMENT OF NUMBER OF SHARES. Upon each adjustment of the Exercise Price as a result of the calculations made in this Section 6, this Warrant shall thereafter evidence the right to receive, at the adjusted Exercise Price, that number of shares of Common Stock (calculated to the nearest one-thousandth) obtained by dividing (i) the product of the aggregate number of shares covered by this Warrant immediately prior to such adjustment and the Exercise Price in effect immediately prior to such adjustment of the Exercise Price by (ii) the Exercise Price in effect immediately after such adjustment of the Exercise Price.

i.	INCREASE IN EXERCISE PRICE. In no event shall any provision in this Section 6 cause the Exercise Price to be greater than the Exercise Price on the date of issuance of this Warrant.

j.	CERTAIN EXCEPTIONS. Sections 6(a) through 6(i) shall not apply to securities to be issued by the Company or selling stockholders in connection with a public offering by the Company.
     7. OFFICER’S CERTIFICATE. Whenever the number of shares purchasable upon exercise shall be adjusted as required by the provisions of Section 6, the Company shall forthwith maintain at its principal office an officer’s certificate showing the adjusted number of shares determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment and the manner of computing such adjustment. Each such officer’s certificate shall be signed by the chairman, president or chief financial officer of the Company and by the secretary or any assistant secretary of the Company. Each such officer’s certificate shall be made available at all reasonable times for inspection by any Registered Owner of the Warrants and the Company shall, forthwith after each such adjustment, deliver a copy of such certificate to the each of the Registered Owners.
     8. DEFINITIONS. As used in this Warrant, the following terms have the following meanings:
     “AFFILIATE” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “CONTROL,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “AFFILIATED,” CONTROLLING” and “CONTROLLED” have meanings correlative to the foregoing.
     “APPRAISER” shall mean a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing.
     “APPROVED STOCK PLAN” shall mean any contract, plan or agreement which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer, director or consultant.
     “BUSINESS DAY” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the state of Nevada generally are authorized or required by law or other government actions to close.
     “COMMON STOCK” means the shares of the Company’s Common Stock, par value $.001 per share.
     “COMPANY” means New Era Studios, Inc., a Nevada corporation.
     “CONVERTIBLE SECURITIES” has the meaning assigned to it in Section 6(g)(i)(A) hereof.
     “EXERCISE PERIOD” has the meaning assigned to it in Section 4 hereof.
     “EXERCISE PRICE” has the meaning assigned to it in Section 3 hereof.
     “MATERIAL ADVERSE EFFECT” means any act or activity that would individually or in the aggregate, (i) adversely affect the legality, validity or enforceability of any of this Warrant or the Registration Rights Agreement or any of the transactions contemplated hereby or thereby, (ii) have or result in a material adverse effect on the results of operations, assets, prospects, or financial condition of the Company and its Affiliates, taken as a whole or (iii) impair the Company’s ability to perform fully on a timely basis its obligations under this any of this Warrant or the Registration Rights Agreement.
     “OPTIONS” has the meaning assigned to it in Section 6(g)(i)(A) hereof.
     “OTCBB” means the OTC Bulletin Board of the National Association of Securities Dealers, Inc.
     “PER SHARE MARKET VALUE” means on any particular date (i) the closing bid price per share of the Common Stock on such date on the National Market System of the Nasdaq Stock Market or other registered national stock exchange on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Common Stock is not listed then on the National Market System of the Nasdaq Stock Market or any registered national stock exchange, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date or on the OTCBB, as applicable, or (iii) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the holder of this Warrant; PROVIDED, HOWEVER, that the Company, after receipt of the determination by such Appraiser, shall have the right to select, in good faith, an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser; and PROVIDED, FURTHER that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.
     “REGISTERED OWNER” means the person identified on the face of this Warrant as the registered owner hereof or such other person as shown on the records of the Company as being the registered owner of this Warrant.
     “REGISTRATION RIGHTS AGREEMENT” means that certain Registration Rights Agreement, dated June ___, 2006, between the Company and the Registered Owner.
     “TRADING DAY(S)” means any day on which the primary market on which shares of Common Stock are listed is open for trading.
     “WARRANT(S)” means the warrants outstanding as of execution date of this Warrant.
     9. REGISTRATION RIGHTS. The Company will undertake the registration of the Common Stock into which such Warrants are exercisable at such times and upon such terms pursuant to the provisions of the Registration Rights Agreement.
     10. RESERVATION OF UNDERLYING SHARES; LISTING. The Company covenants that it will at all times reserve and keep available out of its authorized shares of Common Stock, free from preemptive rights, solely for the purpose of issue upon exercise of the Warrants as herein provided, such number of shares of the Common Stock as shall then be issuable upon the exercise of all outstanding Warrants into Common Stock. The Company covenants that all shares of the Common Stock issued upon exercise of the Warrant which shall be so issuable shall, when issued, be duly and validly issued and fully paid and non-assessable. The Company shall promptly secure the listing of the shares of Common Stock issuable upon exercise of the Warrant upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance upon exercise of this Warrant) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable upon the exercise of this Warrant and the Company shall so list on each national securities exchange or automated quotation system, as the case may be, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.

     11. COMPANY’S RIGHT TO CANCEL RIGHT TO EXERCISE. The Company shall have the right to cancel the Registered Owner’s right to exercise up to 50% of the shares of Common Stock receivable upon the exercise of this Warrant in the event that Bandari Beach Lim & Cleland LLP (“Bandari”) or the Registered Owner cancels the Letter of Understanding (“LOU”), dated January 27, 2006, by and between Bandari and Silvergraph LGT, LLC (“Silvergraph”) n/k/a the Company, for any reason other than the nonpayment of fees under the LOU or Good Reason. For purposes of this section, “Good Reason” means (i) any material adverse alteration in the nature or status of the Registered Owner’s responsibilities or the assignment to the Registered Owner of any duties inconsistent with his status as the Company’s Chief Financial Officer; (ii) the direction or insistence, direct or indirect, by the Board of Directors of the Company (or in the event of a merger, consolidation or share exchange of the Company with or into a company with common stock registered under the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended the Board of Directors of the surviving or parent entity) or any executive officer to which the Registered Owner reports to take any action that, in the Registered Owner’s reasonable belief, is in violation of any U.S. or state law, rule or regulation, or of generally accepted accounting principles; (iii) the breach of the LOU or any obligation thereunder by the Company; (iv) the commission of any act of dishonesty, fraud or other misconduct by the Company or its Board of Directors (or in the event of a merger, consolidation or share exchange of the Company with or into a company with common stock registered under the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended, the Board of Directors of the surviving or parent entity); or (v) if the Company (or, in the event of a merger, consolidation or share exchange with or into a company with common stock registered under the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended, the surviving or parent entity) becomes insolvent or seeks protection under any bankruptcy, receivership, trust, deed, creditor’s arrangement, or comparable proceeding. The right to cancel up to 50% of the shares of Common Stock receivable upon the exercise of this Warrant shall decrease on a monthly, ratable basis (i.e. 1/12th or 4.167% per month), beginning July 1, 2006 through June 30, 2007, at which time the Company shall not have the ability to cancel the Registered Owner’s exercise rights underlying this Warrant. In no event will this limitation on the right to cancel affect the Exercise Period of this Warrant.
     12. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been received (a) upon hand delivery (receipt acknowledged) or delivery by telex (with correct answer back received), telecopy or facsimile (with transmission confirmation report) at the address or number designated below (if received by 8:00 p.m. EST where such notice is to be received), or the first Business Day following such delivery (if received after 8:00 p.m. EST where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications are (i) if to the Company to New Era Studios, Inc., 111919 Burke Street, Santa Fe Springs, California 90670, attn: James R. Simpson and (ii) if to the Registered Owner to Gary Freeman, c/o Bandari Beach Lim & Cleland LLP, 12424 Wilshire Boulevard, Suite 750, Los Angeles, California 90025 or such other address as may be designated in writing hereafter, in the same manner, by such person.

     13. COMPLIANCE WITH GOVERNMENTAL REQUIREMENTS. The Company covenants that if any shares of Common Stock required to be reserved for purposes of exercise of Warrants hereunder require registration with or approval of any governmental authority under any Federal or state law, or any national securities exchange, before such shares may be issued upon exercise, the Company will use its best efforts to cause such shares to be duly registered or approved, as the case may be.
     14. PAYMENT OF TAX UPON ISSUE OF TRANSFER. The issuance of certificates for shares of the Common Stock upon exercise of the Warrants shall be made without charge to the Registered Owners thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon exercise in a name other than that of the Registered Owner of such Warrant so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
     15. WARRANTS OWNED BY COMPANY DEEMED NOT OUTSTANDING. In determining whether the holders of the outstanding Warrants have concurred in any direction, consent or waiver under this Warrant, warrants which are owned by the Company or any other obligor on the warrants or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on the warrants shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that any Warrants owned by the Registered Owner shall be deemed outstanding for purposes of making such a determination. Warrants so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Company the pledgee’s right so to act with respect to such warrants and that the pledgee is not the Company or any other obligor upon the securities or any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on the warrants.
     16. PERMITTED TRANSFER OF WARRANT. Notwithstanding any other term in this Warrant, if the Company is acquired by an entity that has a class of its common stock registered under the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended, this Warrant shall automatically, without further action, transfer to become a warrant to purchase the common stock so registered of the acquiring company with the ratio of the Underlying Shares being adjusted to satisfy the exchange ratio employed in the acquisition of the Common Stock of the Company (and subject to all other adjustments as set forth in this Warrant). Consequently, no new warrant needs to be issued in this case.
     17. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.
     18. NO RIGHTS AS STOCKHOLDER. This Warrant shall not entitle the Registered Owner to any rights as a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.
     19. CERTAIN ACTIONS PROHIBITED. The Company will not, by amendment of its charter documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the holder of this Warrant in order to protect the exercise privilege of the holder of this Warrant against dilution or other impairment, consistent with the tenor and purpose of this Warrant. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.
     20. SUCCESSORS AND ASSIGNS. This Warrant shall be binding upon and inure to the benefit of the Registered Owners and its assigns, and shall be binding upon any entity succeeding to the Company by merger or acquisition of all or substantially all the assets of the Company.
     21. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts sitting in the City of Reno, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
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     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first set forth above.

NEW ERA STUDIOS, INC

By:	/s/ James R. Simpson
James R. Simpson
Chief Executive Officer

EXHIBIT A
Warrant Exercise Form
TO: NEW ERA STUDIOS, INC.
     The undersigned hereby: (1) irrevocably subscribes for and offers to purchase ___ shares of Common Stock of New Era Studios, Inc., pursuant to Warrant No. ___ heretofore issued to ___ on ___, 200_; (2) encloses a payment in cash of $___ for these shares at a price of $___ per share (as adjusted pursuant to the provisions of the Warrant); and, (3) requests that a certificate for the shares be issued in the name of the undersigned and delivered to the undersigned at the address specified below.

Date:

Investor Name:

Taxpayer Identification
Number:

By:

Printed Name:

Title:

Address:

Note:	The above signature should correspond exactly with the name on the face of this Warrant Certificate or with the name of assignee appearing in assignment form below.
AND, if said number of shares shall not be all the shares purchasable under the within Warrant, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder less any fraction of a share paid in cash and delivered to the address stated above.